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                                                                  EXECUTION COPY




March 15, 1997

Frederick J. Fritz
The Coleman Company, Inc.
250 North St. Francis Street
Wichita, KS  67201

Dear Mr. Fritz:

This letter will set forth our agreement regarding termination of your employment with The Coleman Company, Inc. ("Coleman"):

     1. TERMINATION. Your employment with Coleman and its affiliates (the "Company") will terminate as of March 15, 1997. The employment agreement dated January 20, 1995 between you and Coleman is terminated as of that date and is of no further effect, with the exception of
          Section 8(a), (b) and (d) thereof, which shall continue in full force.

     2. PAYMENTS. Coleman shall pay to you $262,500 per year, payable monthly in arrears, for the period beginning on the date hereof and ending on March 15, 1998. In addition, you shall be entitled to receive an amount equal to the amount of target incentive bonus (based on a rate of $183,759 per year) you would have earned (based on actual 1997 results), if any, for the period up to and including March 15, 1997, payable under Coleman's regular incentive bonus plan terms and at the normal time for payment of such bonus. The amounts payable hereunder are not subject to any mitigation or offset on account of any other earnings or compensation you may have. In the event of your death, any amounts due hereunder shall be paid to your estate.

          Coleman will pay you $2,000 eight days after the execution of this Agreement, subject to applicable withholding, provided that you have not exercised your right to revoke the ADEA release provided in
          Section 6(b).

     3. STOCK OPTIONS. The Company shall cause you to become fully vested as of March 15, 1997, in all of the 130,000 options which have been granted to you pursuant to Coleman's stock option plans and currently remain outstanding. You may exercise such options at any time within three months following March 15, 1997, (i.e., through June 15, 1997), in accordance with the terms of such options. After June 15, 1997, your unexercised options shall automatically expire and shall no longer be exercisable.


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          Notwithstanding anything to the contrary in the agreements governing the stock options, you agree that: if you wish to exercise a stock option, you will provide Coleman with written advance notice stating your intention and identifying an option exercise date at least seven days after the date that such advance notice is received by Coleman; within three days after the receipt by Coleman of any such advance notice, Coleman may in its sole discretion determine to pay you cash in lieu of allowing you to exercise some or all of the stock options with respect to which you have provided such advance notice of intention to exercise; if Coleman determines to exercise its rights under this Section, Coleman shall provide to you, within such three day period, a written notice identifying the stock options as to which Coleman has determined to so exercise its rights and the number of shares under each such stock option as to which Coleman has so determined to exercise its rights; any such cash payment shall be paid to you within five days after the option exercise date set forth in your advance notice; and the amount of such cash payment shall (on an option-by-option basis) equal (i) the number of shares to which you would otherwise would have become entitled (the "Shares") on exercise of the stock option in respect of which Coleman has determined to exercise its rights under this Section, multiplied by (ii) the closing price of a Share on the New York Stock Exchange on the date on which you would (pursuant to your notice) have exercised your stock option (but for Coleman's exercise of its rights under this Section) minus the per share exercise price of such Stock Option.

     4. VACATION. As soon as practicable after March 15, 1997, you will be paid for four weeks of accrued vacation in accordance with the Company's regular policies.

     5. FRINGE BENEFITS. You shall continue to receive all employee benefits currently provided to you by Coleman hereof through March 15, 1997, including participation in all life insurance programs provided to you by Coleman. You will not be required to reimburse Coleman for any premiums heretofore paid by Coleman with respect to the so-called GRIP life insurance policy provided to you. If you elect COBRA continuation coverage effective March 15, 1997 with respect to Cole-man's group medical plan, Coleman will, through March 15, 1998, pay a portion of your premiums on account of such COBRA coverage so that the amount payable by you during such period does not exceed the amount payable under such plan by similarly situated active employees. Coleman shall also continue to allow you to use the Company-paid automobile currently provided to you through March 15, 1998.

          As soon as practicable after the execution of this Agreement, Coleman will sell to you, for the amount of $10, the laptop computer and cellular telephone which were provided for your use by Coleman and which are currently in your possession. You acknowledge that you understand that you may be taxable on the value you receive on account of this sale.

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          Coleman shall continue to allow you to use the Company-paid membership at Crestview Country Club in Wichita, Kansas which was provided for your use until the earlier of March 15, 1998 and the date on which your principal residence is no longer in Wichita, Kansas. Coleman agrees to pay any dues and membership fees (but not other fees, such as food and beverage charges) with respect to such club membership during the period you are entitled to use such club membership. You agree to cooperate with Coleman (including signing such documents as Coleman may request) to transfer such club membership as of and after the date the Company is no longer required to provide such club membership for your use.

     6.   EXECUTIVE RELEASES.

     (a) GENERAL. You release and discharge the Company from any and all charges, claims and causes of action of any kind, whether known or unknown and whenever arising, including, but not limited to, all claims arising at any time, directly or indirectly, out of your employment or the termination of your employment with the Company, PROVIDED, HOWEVER, that you do not waive, and such released claims shall not include, any of your rights to receive payments and benefits under this Agreement or otherwise enforce this Agreement.

     (b) AGE AND SEX DISCRIMINATION, ETC. You realize there are many laws and regulations prohibiting employment discrimination pursuant to which you may have rights or claims. These include, without limitation, the Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the National Labor Relations Act, as amended; the Civil Rights Act of 1991; 42 U.S.C. 1981, as amended; the Americans With Disabilities Act of 1990; Title VII of the Civil Rights Act of 1964, as amended; the Employee Retirement Income Security Act of 1974, as amended; and various other federal, state and local human rights laws. You also understand there may be other statutes and laws of contract and tort, otherwise relating to your employment. By signing this Agreement you acknowledge that you intend to waive and release any rights known or unknown you may have under these laws, as provided in paragraph 6(a) (subject to your limited rights of revocation under Section 6(b)).

          You understand that the Company has offered to give you 21 days to consider the ADEA release given under this Agreement and the consideration offered on account thereof. You acknowledge that you are voluntarily waiving this 21-day period. You acknowledge that you have read this Agreement carefully, have been advised to consult an attorney and any other advisors of your choice, and fully understand that by signing below you are giving up certain rights which you may have to sue or assert a claim against the Company. You acknowledge that you
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          have not been forced or pressured in any manner whatsoever to sign this Agreement and you agree to all of its terms voluntarily.

          You shall have seven days from the date of this Agreement to revoke the release you are giving in this Section, but only to the extent it relates to any claim you may have arising under the ADEA. If you revoke such release, you will be deemed not to have released any claim arising under ADEA, you shall not be entitled to the Company's payment of $2,000 under Section 2.

     7. COMPANY RELEASE. The Company forever releases you, your family, your estate, your agents, successors and assigns from any and all claims, demands, causes of action, controversies, agreements, promises and remedies, in connection with or in relationship to your capacity as an employee or officer or director of the Company, whenever arising, whether known or unknown, PROVIDED, HOWEVER, that the Company does not release any of its rights arising under this Agreement.

     8. CONFIDENTIALITY. As a senior executive of the Company, you acknowledge that you have had access to proprietary information of the Company and confidential information regarding the Company, its personnel policies and its personnel. You agree that you and your spouse will hold, and that you will use your best efforts to cause your family and counsel to hold, all such information in a fiduciary capacity for the benefit of the Company and you will not disclose to any third party or use for your or their benefit or that of any third party, any such information except to the extent required by law or agreed to by the Company.

     9. SCOPE. The release herein covers both claims that you and Coleman know about and those that are unknown. Both parties expressly waive all rights and protection afforded by any statute which limits the effect of a release with respect to unknown claims.

     10. MISCELLANEOUS. This letter constitutes the entire Agreement and under-standing of the parties hereto relating to the subject matter hereof, and supersedes all prior agreements and understandings, written or oral, except as specifically written herein. This letter may not be amended or modified except by written instrument executed by the parties hereto. The failure of either party at any time to require performance of any provision hereof shall in no manner affect the right at a later time to enforce that provision. No waiver by either party of the breach of any term in this letter, whether by conduct or otherwise, shall be deemed to be a further or continuing waiver of any such breach hereof.
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     11.  TAXES.  You shall be responsible for the payment of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable to you under this Agreement. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to withheld by applicable laws and regulations.

     12. GOVERNING LAW. This Agreement will be construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws.


AGREED:                       THE COLEMAN COMPANY, INC.


/s/ Frederick J. Fritz        By: /s/ Jerry W. Levin
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Frederick J. Fritz                    Jerry W. Levin